Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FOURTH QUARTER OF FISCAL 2012

Calabasas Hills, CA — February 20, 2013 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the fourth quarter of fiscal 2012, which ended on January 1, 2013.

Total revenues were $464.7 million in the fourth quarter of fiscal 2012 as compared to $477.7 million in the prior year fourth quarter (13 weeks vs. 14 weeks).  Net income and diluted net income per share were $22.1 million and $0.40, respectively, in the fourth quarter of fiscal 2012.

The Company recorded a pre-tax charge of $9.5 million related to discontinuing operations of three Grand Lux Cafe restaurants and impairing one The Cheesecake Factory restaurant during the fourth quarter of fiscal 2012.  These items decreased diluted net income per share by approximately $0.11.  Excluding these items, net income was $27.9 million and diluted net income per share was $0.51.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 0.9% in the fourth quarter of fiscal 2012, but were negatively impacted by approximately 0.6% due to Hurricane Sandy.  Excluding this weather impact, comparable restaurant sales increased 1.5%.

By concept, comparable restaurant sales grew 1.3% at The Cheesecake Factory and declined 3.2% at Grand Lux Cafe.

“The fourth quarter marks the twelfth consecutive quarter in which we delivered positive comparable restaurant sales.  Our sales were competitively quite strong and within our expected range, absent the hurricane.  Our operators did a great job of maintaining high guest satisfaction scores while managing their cost structures to deliver higher year-over-year restaurant-level margins.  Our fourth quarter results are the culmination of strong performance this year, including a solid increase in comparable restaurant sales, a significant step forward in returning to peak operating margins and execution of our longer-term earnings per share growth goal,” said David Overton, Chairman and Chief Executive Officer.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

“We expect 2013 to be another year of growth, through the expansion of our restaurants, both domestically and internationally.  Strategically, we will continue to focus on food quality and service as key differentiators and business drivers, contributing to our expectation for higher comparable restaurant sales, higher earnings per share and increasing shareholder value,” concluded Overton.

Development

The Company opened four new restaurants in the fourth quarter of fiscal 2012, executing on its objective to open eight new restaurants for the full year.

Internationally, two new The Cheesecake Factory restaurants opened in the Middle East in the fourth quarter of fiscal 2012, for a total of three new international locations opened during the year under a licensing agreement.

In fiscal 2013, the Company continues to expect it will open as many as eight to ten new restaurants.  Internationally, the Company expects as many as three new restaurants to open under a licensing agreement.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.12 per share on the Company’s common stock.  The dividend is payable on March 19, 2013 to shareholders of record at the close of business on March 6, 2013.

During the fourth quarter of fiscal 2012, the Company repurchased 787,995 shares of its common stock at a cost of $26.4 million.  For the full year of fiscal 2012, the Company repurchased 3,218,094 shares at a cost of $101.4 million.  Including dividends, the Company returned $114.3 million in cash to shareholders in fiscal 2012, exceeding its plan for the year.

The Company expects that it will return the majority of its free cash flow to shareholders in fiscal 2013 in the form of dividends and share repurchases.

Financial Reporting Dates for Fiscal 2013

The Company plans to announce quarterly financial results and hold conference calls to discuss its results for the first three quarters of fiscal 2013 as outlined below.  The earnings press releases will be issued at approximately 1:15 p.m. Pacific Time and the conference calls will follow at 2:00 p.m. Pacific Time on the same day.  Dates and times could be subject to change.

Quarter Ending	Earnings Release and Conference Call Dates
April 2, 2013	April 24, 2013
July 2, 2013	July 24, 2013
October 1, 2013	October 23, 2013

Conference Call and Webcast

A conference call to review the Company’s results for the fourth quarter of fiscal 2012 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through March 20, 2013.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 177 full-service, casual dining restaurants throughout the U.S., including 162 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, three The Cheesecake Factory® restaurants operate under a licensing agreement.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: future charges associated with discontinuing operations at three Grand Lux Cafe restaurants; the Company’s ability to deliver comparable sales increases; the Company’s ability to outperform the casual dining industry; the Company’s ability to maintain or increase its food quality and overall guest satisfaction scores; the Company’s ability to manage its cost structure; the Company’s ability to expand domestically and internationally; the Company’s ability to deliver higher comparable sales, higher earnings per share and increase shareholder value in the future; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	January 1, 2013		January 3, 2012		January 1, 2013		January 3, 2012
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$464,695	100.0%	$477,696	100.0%	$1,809,017	100.0%	$1,757,624	100.0%
Costs and expenses:
Cost of sales	119,916	25.8%	124,606	26.1%	450,153	24.9%	448,468	25.5%
Labor expenses	145,496	31.3%	151,306	31.7%	580,192	32.1%	567,358	32.3%
Other operating costs and expenses	111,101	23.9%	115,266	24.1%	439,559	24.3%	428,442	24.3%
General and administrative expenses	26,763	5.8%	24,348	5.1%	104,156	5.7%	96,263	5.5%
Depreciation and amortization expenses	18,893	4.1%	19,434	4.1%	74,433	4.1%	71,958	4.1%
Impairment of assets and lease terminations (1)	9,536	2.0%	1,547	0.3%	9,536	0.5%	1,547	0.1%
Preopening costs	4,804	1.0%	3,006	0.6%	12,289	0.7%	10,138	0.6%
Total costs and expenses	436,509	93.9%	439,513	92.0%	1,670,318	92.3%	1,624,174	92.4%
Income from operations	28,186	6.1%	38,183	8.0%	138,699	7.7%	133,450	7.6%
Interest and other (expense)/income, net	(1,029)	(0.3)%	(610)	(0.1)%	(4,725)	(0.3)%	(4,307)	(0.3)%
Income before income taxes	27,157	5.8%	37,573	7.9%	133,974	7.4%	129,143	7.3%
Income tax provision	5,018	1.1%	7,631	1.6%	35,551	2.0%	33,423	1.9%
Net income	$22,139	4.8%	$29,942	6.3%	$98,423	5.4%	$95,720	5.4%

Basic net income per share	$0.42		$0.55		$1.85		$1.70
Basic weighted average shares outstanding	52,948		54,267		53,185		56,378

Diluted net income per share	$0.40		$0.54		$1.78		$1.64
Diluted weighted average shares outstanding	55,079		55,894		55,211		58,190

Selected Segment Information
Revenues:
Restaurants	$437,998	$448,270	$1,743,806	$1,685,037
Bakery	41,411	44,301	129,122	131,264
Intercompany bakery sales	(14,714)	(14,875)	(63,911)	(58,677)
	$464,695	$477,696	$1,809,017	$1,757,624

Income from operations:
Restaurants (1)	$48,088	$56,566	$225,993	$215,803
Bakery	4,797	3,496	10,784	8,670
Corporate	(24,699)	(21,879)	(98,078)	(91,023)
	$28,186	$38,183	$138,699	$133,450

Selected Consolidated Balance Sheet Information	January 1, 2013	January 3, 2012
Cash and cash equivalents	$83,569	$48,211
Total assets	1,092,167	1,022,570
Total liabilities	512,441	479,817
Stockholders’ equity	579,726	542,753

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
Supplemental Information	January 1, 2013	January 3, 2012	January 1, 2013	January 3, 2012
Comparable restaurant sales percentage change	0.9%	2.7%	1.9%	1.8%
Restaurants opened during period	4	2	8	7
Restaurants open at period-end	177	170	177	170
Restaurant operating weeks	2,271	2,367	8,957	8,777

(1)             Includes impairment of one The Cheesecake Factory restaurant in the fourth quarter of fiscal 2012 and two The Cheesecake Factory restaurants and one Grand Lux Cafe in the fourth quarter of fiscal 2011.  The amounts associated with these items were $5,469 and $1,547, respectively.  Also includes partial reimbursement to landlords of tenant improvement allowances and broker fees for three Grand Lux Cafe locations where the Company is discontinuing operations in March 2013.  The amount associated with this item was $4,067 and was recorded in the fourth quarter of fiscal 2012.

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the fourth quarter and full year fiscal 2012 and fiscal 2011 net income and diluted net income per share excluding the impact from certain items.  Additional detail regarding the fourth quarter fiscal 2012 items can be found on the first page of this press release and in the footnote to the Consolidated Financial Statements on the previous page.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 1, 2013	January 3, 2012	January 1, 2013	January 3, 2012
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$22,139	$29,942	$98,423	$95,720
After-tax impact from:
- Impairment of assets and lease terminations (1)	5,722	928	5,722	928
- Proceeds from variable life insurance contract (2)	—	—	(419)	—
- Partial IRS settlement (3)	—	(1,506)	—	(1,506)
Net income (non-GAAP)	$27,861	$29,364	$103,726	$95,142

Diluted net income per share (GAAP)	$0.40	$0.54	$1.78	$1.64
After-tax impact from:
- Impairment of assets and lease terminations (1)	0.11	0.02	0.11	0.02
- Proceeds from variable life insurance contract (2)	—	—	(0.01)	—
- Partial IRS settlement (3)	—	(0.03)	—	(0.03)
Diluted net income per share (non-GAAP) (4)	$0.51	$0.53	$1.88	$1.64

(1)         The pre-tax amounts associated with this item were $9,536 in the fourth quarter of fiscal 2012 and $1,547 in the fourth quarter of fiscal 2011, and were recorded in impairment of assets and lease terminations.

(2)         This item is non-taxable and is recorded in interest and other (expense)/income, net.

(3)         The pre-tax amounts associated with this item were $719 and $1,075 and were recorded in interest and other (expense)/income, net and income tax provision, respectively.

(4)         Diluted net income per share may not add due to rounding.

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